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                                                                     Exhibit 4.1


THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF THIS STOCK PURCHASE WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                             STOCK PURCHASE WARRANT

         FOR VALUE RECEIVED, Celeris Corp., a Minnesota corporation (the "Company"), hereby grants to Wells Fargo Bank Minnesota, N.A., solely in its capacity as Escrow Agent (as defined in the Settlement Agreement and, in such capacity, the "Investor"), on this 18th day of October, 2000, the right, subject to the provisions hereinafter set forth, to purchase Five Hundred Thousand (500,000) shares of the Company's Common Stock, $.01 par value (all shares of the Common Stock of the Company being referred to as the "Shares"), at the exercise price (the "Exercise Price") of $4.00 per Share.

         This Warrant is subject to the following provisions.

         1. EXERCISE PERIOD. This Warrant shall be exercisable by Investor, in whole or in increments of 100 Shares or more (provided, however, that in the event an Investor owns a Warrant for fewer than 100 Shares, such Investor may exercise all, but not less than all, of the Shares underlying such Warrant), subject to the terms of Section 2, beginning as of the date hereof, and Investor's right to exercise this Warrant shall expire five on September 1, 2005. Upon the expiration of this Warrant, Investor shall return the Warrant to the Company.

         2. EXERCISE PROCEDURES.

                  a. Subject to the terms herein, this Warrant will be deemed to have been exercised when the Company has received the following items (the date that all such items have been received is hereinafter referred to as the "Exercise Date"), at its offices at 1801 West End Avenue, Suite 750, Nashville, Tennessee 37203 or at such other address of which it notifies the holder hereof:

                           i. a completed Exercise Agreement, in the form
attached hereto as EXHIBIT A, executed by the Investor;

                           ii. this Warrant; and

                           iii. the Exercise Price, in immediately available
funds.



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                  b. Certificate(s) evidencing the Shares being purchased will be delivered to Investor promptly after the Exercise Date, and the Shares so issued shall be deemed for all purposes to have been issued to Investor and Investor will be deemed for all purposes to have become the record holder of the Shares as of the Exercise Date. If the Investor exercises the Warrant for less than all of the Shares issuable hereunder, the Company shall issue and deliver to the Investor a new Warrant of like tenor and date for the balance of the Shares issuable hereunder.

         3. ADJUSTMENT OF EXERCISE PRICE, CONVERSION PRICE AND NUMBER OF SHARES. To prevent dilution of the rights granted under this Warrant, the initial Exercise Price shall be subject to adjustment from time to time as provided in this Section 3 (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the "Exercise Price"), and the number of Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 3.

                  a. SUBDIVISION OR COMBINATION OF SHARES. If the Company at any time after the date hereof shall, by stock dividend, subdivision, stock split or combination or other reclassification of securities (any such action herein referred to as a "Reclassification"), change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or series, this Warrant shall entitle the Investor to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such Reclassification, and the Exercise Price shall be appropriately adjusted.

                  b. NOTICES. Following any adjustment pursuant to this Section 3, the Company will give written notice of the new Exercise Price and number of securities to the Investor.

         4. NO VOTING RIGHTS. This Warrant will not entitle the Investor to any voting rights or other rights as a shareholder of the Company.

         5. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and loss, theft, destruction or mutilation of this Warrant, and receipt of indemnity reasonably satisfactory to the Company, the Company will execute and deliver a replacement to this Warrant, representing the then current identical rights granted herein. All costs of such replacement shall be borne by the Investor.

         6. EXERCISE, TRANSFER. This Warrant is transferable by the Investor in accordance with that certain Stipulation of Settlement regarding Summit Medical Systems, Inc. Securities Litigation, Civil Action No. 97-558-JMR/FLN (the "Settlement Agreement') and in accordance with the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws. The Shares have not been registered under the




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Securities Act or the securities laws of any state. The Shares may not be sold or otherwise transferred, in the absence of an effective registration statement under such act and laws or an opinion of counsel reasonably acceptable to the Company that such registration is not required. The Shares, when issued, shall contain a legend substantially similar to the legend contained on this Warrant.

         7. SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

         8. GOVERNING LAW. This Warrant shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first above written.


                                  CELERIS CORP.

                                  By: /s/ Paul R. Johnson
                                      ------------------------------------------

                                  Title: Vice President and Chief
                                         Financial Officer
                                        ----------------------------------------




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                                    EXHIBIT A

                               EXERCISE AGREEMENT

         The undersigned, pursuant to the provisions set forth in the attached Stock Purchase Warrant, hereby agrees to subscribe for and purchase ____ shares of the Common Stock, $.01 par value, of Celeris Corp., a Minnesota corporation, and herewith makes payment in full therefor at the price per share set forth in said Stock Purchase Warrant.


                                    --------------------------------------------


                                    Signature:

                                    Social Security No.: _______________________

                                    Date: ______________________________________

                                    Address: